Exhibit 5

March 27, 2001

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

Re: Opinion of Counsel as to Legality of 260,000,000 Shares of Common Stock to be Registered Under the Securities Act of 1933, as Amended, on Form S-8

Gentlemen:

     This opinion is furnished in connection with the registration by General Electric Company (the "Company") pursuant to a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of 260,000,000 shares of Common Stock, $0.06 par value per share (the "Shares"), which are to be offered and sold by the Company through the Company's 1990 Long Term Incentive Plan.

     As Corporate Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company, except as provided by Section 630 of the New York Business Corporation Law.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act. In giving this consent, I do not admit that I am acting within the category of persons whose consent is required under Section 7 of the 1933 Act and the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Robert E. Healing Robert E. Healing Corporate Counsel